Exhibit 3.ii.b



                            ACTION BY SPECIAL MEETING
                            OF THE BOARD OF DIRECTORS
                                       OF
                                  SYTRON, INC.

Date:    July 29, 1999

The undersigned, being all of the members of the Board of Directors of Sytron, Inc. (the "Corporation"), a Pennsylvania corporation, have convened this special meeting to consider the proposed attached amendments to the Corporation's by-laws, which proposed amendments have been previously circulated and reviewed by all of the members of the Board of Directors.

This meeting was held by telephone conference. Participating were Directors Mitchel Feinglas, James W. Power and Robert Howard. Also in attendance by invitation was Jay J. Jacobson, counsel to Sytron, Inc.

Mr. Feinglas acted as Chairman. Following a discussion of the proposed amendments to the bylaws, the following motions were made, seconded and adopted:

     RESOLVED, that the proposed amendments to the Corporation's By-laws, as set forth in the attached memorandum, are approved effective this date; and it is further

     RESOLVED, that as President of the Corporation, Robert Howard, shall, effective immediately, carry out the duties of chief executive officer.

Mr. Howard abstained from voting on the foregoing resolutions.

There being no further  business,  the meeting  adjourned  at 11:30AM,  Mountain
Time.



/s/ Mitchel Feinglas                           /s/ Robert Howard
--------------------------                     -----------------------
Mitchel Feinglas, Director                     Robert Howard, Director



/s/ James W. Power
------------------------
James W. Power, Director

                    MEMORANDUM OF PROPOSED BY-LAW AMENDMENTS

                                FOR SYTRON, INC.

                                                                   July 23, 1999
                                                            Broomfield, Colorado

Sytron, Inc.'s present By-laws:

     1. The original By-laws of the corporation provided that: "The President shall be the chief executive officer of the corporation and shall preside at all meetings of the Board of Directors and at all meetings of the shareholders." The original By-laws also state (Section 7.1) that "The officers of the corporation shall be chosen by the board of
          Directors...."

          2. On August 8, 1993, the By-laws were amended to, among other things, (a) provide for a Chairman of the Board to be included in the list of officers (Section 7.1); (b) provide that:"The President shall be the chief operating officer of the corporation, and shall manage the day-to-day affairs of the corporation, and administer the general direction of the affairs of the corporation except as otherwise determined by the Board. He or she shall perform the duties and powers of the Chairman of the Board during the absence or disability of the Chairman, and such other duties and powers as the Board of Directors shall designate."; and (c) add new Section 7.8 - Chairman of the Board which provides, among other things, that: "The Chairman of the Board shall be the chief executive officer of the corporation, and shall preside at all meetings of the Board of Directors and at all meetings of the shareholders."

Sytron, Inc.'s proposed amended By-laws:

          7.3 President. The President shall be the chief executive officer of the Corporation. The President shall manage the day-to-day affairs of the corporation, and administer the general direction of the affairs of the corporation except as otherwise determined by the Board.

               The remainder of Article 7.3 shall be unchanged.

          7.8 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors. If the Board has not named a chief executive officer, or if that post shall be vacant at the time of any shareholders' meeting, then the Chairman of the Board shall preside at meetings of the shareholders. The Chairman of the Board may hold other offices at the discretion of the Board.

               The remainder of Article 7.8 shall be unchanged.